FOR IMMEDIATE RELEASE
VeraSun Energy Corporation to
Offer $450 Million in Senior Notes
Brookings, S.D., May 8, 2007 — VeraSun Energy Corporation (NYSE: VSE), a Brookings, South Dakota-based producer of ethanol, announced today that it intends to offer, subject to market and other conditions, $450 million in aggregate principal amount of Senior Notes due 2014 and 2017. The company intends to use the net proceeds from this offering to finance a portion of the costs of construction and startup of a 110 million gallons per year ethanol production facility near Reynolds, Indiana, to purchase and install corn oil extraction equipment at its three operating plants and for other general corporate purposes.
The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons under Regulation S of the Securities Act.
The notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities in any jurisdiction.
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Investor Contact:
Danny Herron
SVP & CFO
VeraSun Energy Corporation
605-696-7200
investor@verasun.com